Exhibit 5.5

January 18, 2013

HD Supply, Inc.

3100 Cumberland Boulevard, Suite 1480

Atlanta, Georgia 30339

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to HDS IP Holding, LLC, a Nevada limited liability company (the “Company”), in connection with the filing by HD Supply, Inc., a Delaware corporation (the “Issuer”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the Commission on November 27, 2012 (the “Registration Statement”) relating to the proposed offering by the Issuer of $1,250,000,000 aggregate principal amount of the Issuer’s 8 1/8% Senior Secured First Priority Notes due 2019 (the “New First Priority Notes”); $675,000,000 aggregate principal amount of the Issuer’s 11% Senior Secured Second Priority Notes due 2020 (the “New Second Priority Notes”); and $1,000,000,000 aggregate principal amount of the Issuer’s 11.50% Senior Notes due 2020 (the “New Senior Notes”, and together with the New First Priority Notes and the New Second Priority Notes, the “New Notes”).

The New First Priority Notes are to be issued pursuant to the Indenture, dated as of April 12, 2012, as amended by the First Supplemental Indenture, dated as of April 12, 2012, and the Third Supplemental Indenture, dated as of August 2, 2012 (collectively, the “First Priority Notes Indenture”), among the Issuer, the Guarantors, Wilmington Trust, National Association, as Trustee (in such capacity, the “First Priority Notes Trustee”), and Wilmington Trust, National Association, as First Priority Note Collateral Agent. The New Second Priority Notes are to be issued pursuant to the Indenture, dated as of April 12, 2012, as amended by the First Supplemental Indenture, dated as of April 12, 2012, and the Second Supplemental Indenture, dated as of July 27, 2012 (collectively, the “Second Priority Notes Indenture”), among the Issuer, the Guarantors, Wilmington Trust, National Association, as Trustee (in such capacity, the “Second Priority Notes Trustee”), and Wilmington Trust, National Association, as Second Priority Note Collateral Agent. The New Senior Notes are to be issued pursuant to the Indenture, dated as of October 15, 2012, as amended by the First Supplemental Indenture, dated as of October 15, 2012 (together, the “Senior Indenture” and, together with the First Priority Notes Indenture and the Second Priority Notes Indenture, the “Indentures”), among the Issuer, the Guarantors and Wells Fargo Bank, N.A., as Trustee (the “Senior Notes Trustee” and, together with

Holland & Hart LLP Attorneys at Law

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January 18, 2013 Page 2

the First Priority Notes Trustee and the Second Priority Notes Trustee, the “Trustees”). The obligations of the Issuer pursuant to the New Notes are each to be guaranteed by the Company and the other Guarantors pursuant to and as set forth in the Indentures (such guarantees, collectively, the “Guarantees.”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustees to enter into and perform their respective obligations under the Indentures, (vi) the due authorization, execution and delivery of the Indentures by the applicable Trustee, (vii) the enforceability of each Indenture against the applicable Trustee and (viii) the due authentication of the New Notes on behalf of the Trustees in the manner provided in the Indentures.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, and had the corporate power and authority to execute and deliver the Indentures to which it is a party and perform its obligations thereunder.

2. The Company has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Indentures to which it is a party, and the execution, delivery and performance of the Indentures, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary and proper action under the Company’s Articles and Operating Agreement.

3. The Indentures have been duly executed and delivered by the Company.

January 18, 2013 Page 3

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

(a) Our opinions in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Certificates of Existence issued by the Nevada Secretary of State on April 11, 2012, July 31, 2012, October 10, 2012, November 21, 2012 and January 17, 2013.

(b) There has not been any mutual mistake of fact or misunderstanding, fraud, duress, undue influence or breach of fiduciary duties with respect to any of the matters relevant to the opinions expressed herein. All parties have complied with any requirement of good faith, fair dealing and conscionability.

(c) All parties to the documents will act in accordance therewith and refrain from taking any action forbidden by the terms and conditions of such documents.

(d) This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

We understand that you will rely as to matters of Nevada law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Nevada law, as applicable, upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Nevada law, as applicable, upon this opinion.

We consent to the filing of this opinion as Exhibit 5.6 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. The opinions expressed herein are as of the date hereof (and not as of any other date), and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur, in each case after the date of effectiveness of the Registration Statement, which could affect such opinions.

Very truly yours,

/s/ Holland & Hart LLP